Exhibit 10.38

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered to be effective as of February 1, 2012, by and between Integrated Electrical Services, Inc. (hereinafter “IES” or the “Company”) and Terry L. Freeman (hereinafter “Consultant”).

RECITALS

WHEREAS, until his separation from the Company on January 20, 2012 Consultant was an officer of IES, as well as an officer and director of subsidiaries of IES (collectively the IES Companies); and

WHEREAS, Consultant has expertise in the area of IES’ business and is willing to provide consulting services to IES as set forth herein and it is contemplated the Consultant will devote the necessary time in fulfillment of this Agreement, and

WHEREAS, IES is willing and desires to engage Consultant as an independent contractor, and not as an employee, on the terms and conditions Set forth herein.

AGREEMENT

In consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1. Terms And Scope Of Services

a. This Agreement shall control and govern all work performed by Consultant under subsequent verbal or written orders or agreements for any type of service performed. No subsequent variance from, amendment to or modification of this Agreement shall be binding upon the IES Companies unless it is in writing, expressly provides that it is intended as a variance, amendment or modification and is executed by a fully authorized representative of IES Companies.

b. The term of this Agreement and scope of services to be provided hereunder is set forth in “Exhibit A” and as further modified and amended under subsequent Written agreements between the parties. It is Understood that the maximum number of hours of services to be provided hereunder is 40 hours per month up to an aggregate maximum of 120 hours during the Term, unless otherwise agreed in writing by the parties hereto.

2. Term; Termination; Rights on Termination. This Agreement will commence on the date first written above, and unless modified by the mutual written agreement of the parties, shall continue for a period of six (6) months. This Agreement may be terminated at any time, with or without cause, by either party with ten (10) days written notice to the other party.

Terry Freeman - Consulting Agreement

In the event IES terminates this Agreement during the Term of this Agreement, Consultant shall receive from IES, the monthly Consulting Fee (defined below) then in effect for whatever time period is remaining under the Term of this Agreement.

3. Compensation.

a. Consulting Fee. In consideration of the services to be performed by Consultant, IES agrees to pay Consultant twenty thousand and 00/100 dollars ($20,000,00) payable in six (6) monthly installments in the amount of three thousand three hundred thirty-three and 33/100 dollars ($3,333.33) payable on or before the last business day of each month during the Term of this Agreement (“Consulting Fee”).

b. Business Expenses. All travel and out of pocket expenses incurred by Consultant for the benefit of the IES Companies and in the performance of this agreement shall be reimbursed by the Company within ten (10) business days following presentation of valid expense receipts.

4. Taxes. Consultant agrees to accept exclusive liability for the payment of any payroll taxes, contributions for unemployment insurance, old age and survivor’s insurance or annuities, which are based On wages, salaries or other remuneration paid to Consultant; and Consultant agrees to reimburse IES for any of the aforesaid taxes or contributions which by law IES may be required to pay because of Consultant’s failure to pay the same.

Further, the Consultant agrees to accept exclusive liability for the payment of any tax obligation under IRC §409A which are based on wages, salaries, or other remuneration paid to Consultant and Consultant agrees to reimburse IES for any of the aforesaid taxes or contributions which by law IES may be required to pay because of Consultant’s failure to pay the same.

5. Relationship Of The Parties

a. The Consultant as an independent contractor shall perform the services rendered under this Agreement. It is specifically understood and agreed that the manner and means of performing the services required under this Agreement shall be at the sole discretion of the Consultant through use of his independent judgment.

b. The Consultant shall have no authority to bind IES Companies or any of its officers or employees to any agreement or to make managerial or Consultant decisions that are binding on IES Companies. The Consultant shall not be subject to the supervision, direction or control of IES Companies as to the particular means or methods of performing his services. However, the IES Companies shall retain the right to review and inspect at any time any part of the work performed by Consultant to assure compliance with customary standards arid specifications.

Terry Freeman - Consulting Agreement

6. Delivery of Proprietary and Confidential Information. Upon request or when Consultant’s relationship with the Company terminates, Consultant will immediately deliver to the Company all copies of any and all materials and writings received from, created for, or belonging to the Company including, but not limited to, those which relate to or contain Proprietary or Confidential Information.

7. Entire Agreement. This Agreement contains the entire understanding and agreement between the parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respecting the subject matter hereof.

8. Amendment. This Agreement may be amended only by a writing signed by Consultant and by a duly authorized officer of IES.

9. Remedy for Breach. Should either Consultant or IES resort to legal proceedings to enforce this Agreement, the prevailing party in such legal proceeding shall be awarded, in addition to such other relief as may be granted, attorneys’ fees and costs incurred in connection with such proceeding.

10. Governing Law. This Agreement shall be construed in accordance with, and all actions arising hereurider shall be governed by, the laws of the State of Texas and any dispute will be resolved in Harris County, Texas.

11. This Agreement is executed in duplicate originals and is not effective unless signed by both parties.

Consultant	Integrated Electrical Services, Inc.

/s/ Terry L. Freeman	By:	/s/ William L. Fiedler
Terry L. Freeman		William L. Fiedler
Senior Vice President

Terry Freeman - Consulting Agreement

EXHIBIT “A”

SCOPE OF SERVICES

IES hereby engages Consultant to render, as an independent contractor to:

1.	Review of Forms 10-K and 10-Q.

2.	Consult with management regarding account and disclosure issues, internal controls and other related accounting and finance matters.

3.	Assist in the evaluation of and consult with management regarding the refinancing of the Company’s credit facility.

It is contemplated that the Consultant may not be asked to perform all of the above listed services during the performance of this Agreement. At the same time, it is contemplated that the Consultant may be asked to render and perform other valued consulting services to the Company. All services rendered and performance thereof, shall be at the direction of the Chief Financial Officer of IES.